Exhibit 10.111

TERM LOAN CREDIT AGREEMENT
ACTIVE 255616712v.6
Dated as of March 27, 2020
Among
DTE ENERGY COMPANY,
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and Sole Book Runner

TABLE OF CONTENTS
Page

ARTICLE I: DEFINITIONS AND ACCOUNTING TERMS	1

SECTION 1.01	Certain Defined Terms 1

SECTION 1.02	Computation of Time Periods 18

SECTION 1.03	Accounting Terms 18

ARTICLE II: AMOUNTS AND TERMS OF THE ADVANCES	19

SECTION 2.01	Commitment 19

SECTION 2.02	Making the Advances 19

SECTION 2.03	Fees 21

SECTION 2.04	Termination of the Commitments; Increase of the Commitments and Incremental Term Loans 21

SECTION 2.05	Repayment of Credit Extensions 22

SECTION 2.06	Interest on Advances 22

SECTION 2.07	Interest Rate Determination 23

SECTION 2.08	Optional Conversion of Advances 25

SECTION 2.09	Prepayments of Advances 25

SECTION 2.10	Increased Costs 25

SECTION 2.11	Illegality 27

SECTION 2.12	Payments and Computations 28

SECTION 2.13	Taxes 29

SECTION 2.14	Sharing of Payments, Etc 31

SECTION 2.15	Use of Proceeds 32

SECTION 2.16	[Reserved] 32

SECTION 2.17	Noteless Agreement; Evidence of Indebtedness 32

SECTION 2.18	Defaulting Lenders 33

SECTION 2.19	[Reserved] 33

ARTICLE III: CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS	33

SECTION 3.01	Conditions Precedent to Effectiveness of this Agreement 33

SECTION 3.02	Conditions Precedent to each Credit Extension 35

SECTION 3.03	Determinations Under Section 3.01 35

ARTICLE IV: REPRESENTATIONS AND WARRANTIES	36

SECTION 4.01	Representations and Warranties of the Borrower 36

ARTICLE V: COVENANTS OF THE BORROWER	38

SECTION 5.01	Affirmative Covenants 38

SECTION 5.02	Negative Covenants 41

ARTICLE VI: EVENTS OF DEFAULT	42

SECTION 6.01	Events of Default 42

ARTICLE VII: THE AGENT	44

SECTION 7.01	Authorization and Action 44

SECTION 7.02	Agent’s Reliance, Etc 44

SECTION 7.03	JPMorgan and Affiliates 44

SECTION 7.04	Lender Credit Decision 45

SECTION 7.05	Indemnification 45

SECTION 7.06	Successor Agent 45

ARTICLE VIII: MISCELLANEOUS	46

SECTION 8.01	Amendments, Etc 46

SECTION 8.02	Notices, Etc 46

SECTION 8.03	No Waiver; Remedies 49

SECTION 8.04	Costs and Expenses; Damage Waiver 49

SECTION 8.05	Right of Set-off 51

SECTION 8.06	Binding Effect 51

SECTION 8.07	Assignments, Designations and Participations 51

SECTION 8.08	Confidentiality 56

SECTION 8.09	Governing Law 56

SECTION 8.10	Execution in Counterparts; Integration; Electronic Execution 56

SECTION 8.11	Jurisdiction, Etc 57

SECTION 8.12	Waiver of Jury Trial 57

SECTION 8.13	USA Patriot Act Notification 58

SECTION 8.14	Severability 58

SECTION 8.15	No Advisory or Fiduciary Responsibility 58

SECTION 8.16	Acknowledgment and Consent to Bail-In of Affected Financial Institutions 58

SECTION 8.17	Lender ERISA Matters 59

SCHEDULES AND EXHIBITS
Schedules
Schedule I     -    Commitments
Exhibits
Exhibit A     -    Form of Note (If Requested)
Exhibit B     -    Form of Notice of Borrowing
Exhibit C     -    Form of Assignment and Assumption
Exhibit D     -    Form of Certificate by Borrower
Exhibit E-1     -    Form of Opinion of Associate General Counsel to the Borrower
Exhibit E-2     -    Form of Opinion of Hunton Andrews Kurth LLP
Exhibit F     -    Form of Compliance Certificate
Exhibit G     -    Form of Lender Supplement
Exhibit H     -    Form of Conversion Notice
Exhibit I     -    Form of Prepayment Notice

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of March 27, 2020 is entered into among DTE ENERGY COMPANY, a Michigan corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent (including its branches and Affiliates as may be required to administer its duties, the “Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENT
WHEREAS, the Borrower, the Lenders and the Agent have agreed  to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will, from time to time, make loans to or for the benefit of the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree, subject to the satisfaction of the conditions set forth in Article III, as follows:
ARTICLE I: DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 25% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent” has the meaning specified in the recital of parties to this Agreement.
“Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan with its office at 10 S. Dearborn ST. L2, Chicago, IL 60603, Reference: DTE Energy, Attention: April Yebd.
“Agent Parties” has the meaning specified in Section 8.02(b).
“Aggregate Outstanding Credit Exposures” means, at any time, the aggregate of the Outstanding Credit Exposures of the Lenders.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” has the meaning specified in Section 4.01(p).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, as of any date, (i) with respect to all Base Rate Advances, 0.25% rate per annum, and (ii) with respect to all Eurodollar Rate Advances, 1.25% per annum.
“Approved Fund” means any Person (other than a natural person) that (a) is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business, (b) has a combined capital and surplus of at least $500,000,000, and (c) is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means JPMorgan, in its capacity as lead arranger and sole book runner for the credit facility evidenced by this Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto or any other form approved by the Agent.
“Audited Statements” means the Consolidated balance sheets of the Borrower, DTE Electric and DTE Gas as at December 31, 2019, and the related Consolidated statements of income and cash flows of the Borrower, DTE Electric and DTE Gas for the fiscal year then ended, accompanied by the opinion thereon of the Borrower’s, DTE Electric’s and DTE Gas’ independent public accountants.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person (a) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (b) has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Eurodollar Rate for any day shall be based on the LIBOR Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein; provided further, that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and (in the case of Eurodollar Rate Advances) having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
“Capitalization” means the sum of (a) Total Funded Debt plus (b) Consolidated Net Worth.
“Commitment” means, for each Lender, the obligation of such Lender to make Advances to the Borrower on or prior to the Commitment Termination Date in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule I hereto or if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be modified from time to time pursuant to the terms hereof (including, without limitation, pursuant to Section 2.04).
“Commitment Fee” has the meaning specified in Section 2.03(a).
“Commitment Termination Date” means August 27, 2020.
“Communications” has the meaning specified in Section 8.02(b).
“Confidential Information” means information that the Borrower furnishes to the Agent or any Lender designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Net Worth” means, as of any date of determination, the consolidated total stockholders’ equity, including capital stock (but excluding treasury stock and capital stock subscribed and unissued), additional paid-in capital and retained earnings (but excluding the Excluded Pension Effects) of the Borrower and its Subsidiaries determined in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.
“Credit Extension” means the making of an Advance.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss (all such obligations under this clause (h) being “Guaranteed Obligations”), and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. See the definition of “Nonrecourse Debt” below.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, or (ii) pay over to the Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless, in the good faith determination of the Agent, such position is based on such Lender’s good faith determination that a condition precedent to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s and Borrower’s receipt of such certification, or (d) has become the subject of (i) a Bankruptcy Event; provided that, if a Bankruptcy Event shall have occurred with respect to a Lender solely by reason of events relating to a parent company of such Lender, the Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Agent is satisfied that such Lender will continue to perform its funding obligations hereunder or (ii) a Bail-In Action.
“Designating Lender” has the meaning specified in Section 8.07(h).
“Disclosed Litigation” has the meaning specified in Section 4.01(f).
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“DTE Electric” means DTE Electric Company, a Michigan corporation wholly owned by the Borrower.
“DTE Gas” means DTE Gas Company, a Michigan corporation, wholly owned (indirectly) by the Borrower.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including (i) e‑mail, (ii) e-fax, (iii) Intralinks®, Syndtrak®, ClearPar®, DebtDomain® and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; (viii) an Approved Fund; and (ix) any other Person approved by the Agent and, so long as no Event of Default shall be continuing, the Borrower, such approval not to be unreasonably withheld or delayed by either party; provided, however, that no Ineligible Institution shall qualify as an Eligible Assignee.
“Enterprises” means DTE Enterprises, Inc., a Michigan corporation wholly-owned by the Borrower.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Rate by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).
“Eurodollar Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (together with any successor thereto, the “Board”) to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Advances bearing interest based on the Eurodollar Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Pension Effects” means the non-cash effects on Consolidated Net Worth resulting from the implementation of FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), dated September 2006.
“Excluded Short-Term Debt” means Debt of DTE Gas or any of its Subsidiaries having an original maturity of not more than 365 days in an aggregate amount of not more than $450,000,000.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” of any Person means the chief executive officer, president, chief financial officer, any vice president, controller, assistant controller, treasurer or any assistant treasurer of such Person.
“Funded Debt” means, as to any Person, without duplication: (a) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding (i) contingent reimbursement obligations in respect of letters of credit and bankers’ acceptances, (ii) Nonrecourse Debt, (iii) Junior Subordinated Debt, (iv) Mandatorily Convertible Securities, and (v) Hybrid Equity Securities), (b) all capital lease obligations of such Person and (c) all Guaranteed Obligations of Funded Debt of other Persons.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranteed Obligations” has the meaning specified in clause (h) of the definition of “Debt”.
“Hazardous Materials” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Hybrid Equity Securities” means any securities issued by the Borrower or its Subsidiary or a financing vehicle of the Borrower or its Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P, Basket C equity credit by Moody’s, and 50% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the repayment in full of the Advances and all other amounts due under this Agreement.
“Identified Reports on Form 8‑K” means those certain reports of the Borrower and DTE Electric on Form 8‑K filed or furnished with the Securities and Exchange Commission on (a) January 31, February 5, February 20, March 6 (two filings), March 24 and March 25, 2020 with respect to Borrower and (b) February 5, February 20 and March 6, 2020 with respect to DTE Electric.
“Impacted Interest Period” has the meaning specified in the definition of “LIBOR Rate”.
“Incremental Term Loans” has the meaning specified in Section 2.04(c).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week, one month, two months, three months or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    the Borrower may not select any Interest Period that ends after the Termination Date then in effect;
(ii)    Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period (other than an Interest Period of one week) to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period (other than an Interest Period of one week) occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“JPMorgan” has the meaning specified in the recital of parties to this Agreement.
“Junior Subordinated Debt” means (a) subordinated junior deferrable interest debentures of the Borrower, DTE Electric, Enterprises or DTE Gas, (b) the related preferred securities, if applicable, of Subsidiaries of the Borrower and (c) the related subordinated guarantees, if applicable, of the Borrower, DTE Electric, Enterprises or DTE Gas, in each case, from time to time outstanding.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c).
“Lender Supplement” has the meaning specified in Section 2.04(c).
“LIBO Successor Rate” has the meaning specified in Section 2.07(g).
“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBO Successor Rate, any conforming changes to the definitions of Base Rate and Interest Period and any defined terms used therein, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Agent, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrower).
“LIBOR Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the Bloomberg screen for Dollar LIBOR related to the term of the applicable Interest Period or, in the event such rate does not appear on either of such Bloomberg pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”; and such information service being the “Service”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBOR Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR Screen Rate” has the meaning specified in the definition of LIBOR Rate.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement and the Notes.
“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower or its Subsidiary, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the repayment in full of the Advances and all other amounts due under this Agreement.
“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.
“Moody’s” means Moody’s Investors Service, Inc.
“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Nonrecourse Debt” means Debt of the Borrower or any of its Subsidiaries in respect of which no recourse may be had by the creditors under such Debt against the Borrower or such Subsidiary in its individual capacity or against the assets of the Borrower or such Subsidiary, other than (a) to assets which were purchased or refinanced by the Borrower or such Subsidiary with the proceeds of such Debt, (b) to the proceeds of such assets, or (c) if such assets are held by a Subsidiary formed solely for such purpose, to such Subsidiary or the equity interests in such Subsidiary; provided that, for purposes of clarity, it is understood that Securitization Bonds shall constitute Nonrecourse Debt for all purposes of the Loan Documents, except to the extent (and only to the extent) of any claims made against DTE Electric in respect of its indemnification obligations relating to such Securitization Bonds.
“Note” has the meaning specified in Section 2.17.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all unpaid principal of and accrued and unpaid interest on Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.
“Other Taxes” has the meaning specified in Section 2.13(b).
“Outstanding Credit Exposure” means, as to any Lender at any time the aggregate principal amount of its Advances outstanding at such time.
“Participant Register” has the meaning specified in Section 8.07(e).
“PATRIOT Act” has the meaning specified in Section 3.01(f).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Platform” has the meaning specified in Section 8.02(b).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Register” has the meaning specified in Section 8.07(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Required Lenders” means, subject to Section 2.18, at any time, Lenders owed more than fifty percent (50%) of the Aggregate Outstanding Credit Exposures at such time (or, if the Aggregate Outstanding Credit Exposures are zero, Lenders having more than fifty percent (50%) of the Commitments); provided that at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means Standard & Poor’s Ratings, a subsidiary of S&P Global Inc., or any successor thereof.
“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b) or (d) any Person otherwise subject to any Sanctions.
“SEC Reports” means the following reports and financial statements:
(i)    the Borrower’s and DTE Electric’s Annual Reports on Form 10‑K for the year ended December 31, 2019, as filed with or sent to the Securities and Exchange Commission, including the Audited Statements of the Borrower and DTE Electric, respectively; and
(ii)    the Identified Reports on Form 8‑K, including therein the Audited Statements of DTE Gas.
“Service” has the meaning specified in the definition of “LIBOR Rate”.
“Securitization Bonds” means Debt of one or more Securitization SPEs, issued pursuant to The Customer Choice and Electricity Reliability Act, Act No. 142, Public Acts of Michigan, 2000, as the same may be amended from time to time.
“Securitization SPE” means an entity established or to be established directly or indirectly by the Borrower for the purpose of issuing Securitization Bonds and includes The Detroit Edison Securitization Funding LLC, a limited liability company organized under the laws of the State of Michigan.
“Significant Subsidiary” means (i) DTE Electric, Enterprises and DTE Gas, and (ii) any other Subsidiary of the Borrower (A) the total assets (after intercompany eliminations) of which exceed 30% of the total assets of the Borrower and its Subsidiaries or (B) the net worth of which exceeds 30% of the Consolidated Net Worth, in each case as shown on the audited Consolidated financial statements of the Borrower as of the end of the fiscal year immediately preceding the date of determination.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SPV” has the meaning specified in Section 8.07(h).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” has the meaning specified in Section 2.13(a).
“Termination Date” means the earlier of (a) March 25, 2022, and (b) the date all of the Aggregate Outstanding Credit Exposures, all interest and all other Obligations shall become and be due and payable pursuant to Section 2.04 or 6.01.
“Total Funded Debt” means all Funded Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (formerly referred to as Statement of Financial Accounting Standards 159) (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

ARTICLE II:     AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01    Commitment. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in U.S. dollars to the Borrower in not more than two Borrowings on or prior to the Commitment Termination Date in an amount equal to such Lender’s unused Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance of Commitments available for a Borrowing, if such balance is less than $5,000,000, and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts repaid or prepaid in respect of Advances may not be reborrowed.
SECTION 2.02    Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or 1:00 P.M. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing signed by a Financial Officer in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (v) wire transfer instructions. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing (or, in the case of any Notice of Borrowing with respect to a Base Rate Advance given on or after 10:00 A.M. (New York City time) but on or before 1:00 P.M. (New York City time) on the date of such Borrowing, before 3:00 P.M. (New York City time) on the date of such Borrowing), make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower as specified in the Notice of Borrowing.
(a)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11(a) and (ii) at no time shall the aggregate number of all Borrowings comprising Eurodollar Rate Advances outstanding hereunder be greater than two.
(b)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)    Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the aggregate unused amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the earlier of (i) the Commitment Termination Date and (ii) the date on which all of the Commitments under this Agreement have been terminated at a rate per annum equal to 0.325%, payable in arrears quarterly on the last Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date.
(b)    Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
(c)    [Reserved].
SECTION 2.04    Termination or Reduction of the Commitments; Increase of the Commitments and Incremental Term Loans.
(a)    Upon any Lender’s making of its Advances, the Commitment of such Lender shall be reduced automatically on a dollar for dollar basis. Unless previously terminated, the unused Commitments shall terminate at 5:00 p.m., New York City time, on the Commitment Termination Date.
(b)    The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance, if less than $5,000,000. Once terminated, a Commitment or portion thereof may not be reinstated.
(c)    At any time prior to the Termination Date, the Borrower may, on the terms set forth below, request that (i) if prior to the Commitment Termination Date, Commitments hereunder be increased, or (ii) additional term loans hereunder be made (each, an “Incremental Term Loan”), and each Lender may, in its sole and individual discretion, agree to increase its Commitment hereunder or provide such Incremental Term Loan; provided, however, that (i) an increase in the Commitments and any Incremental Term Loan hereunder may only be made at a time when no Default shall have occurred and be continuing and (ii) in no event shall the aggregate unused Commitments and aggregate Advances hereunder exceed $400,000,000 in the aggregate. In the event of such a requested increase in the Commitments or Incremental Term Loan, any Lender or other financial institution which the Borrower and the Agent invite to become a Lender or to increase its Commitment may set the amount of its Commitment or Incremental Term Loan at an amount agreed to by the Borrower and the Agent. In the event that the Borrower and one or more Lenders (or other financial institutions) shall agree upon such an increase in the Commitments or Incremental Term Loan, (i) the Borrower, the Agent and each Lender or other financial institution increasing its Commitment or extending a new Commitment or entering into an Incremental Term Loan shall enter into a supplement to this Agreement (each, a “Lender Supplement”) substantially in the form of Exhibit G setting forth, among other things, the amount of the increased Commitment of such Lender or the new Commitment of such other financial institution or Incremental Term Loan of such Increasing Lender or Augmenting Lender, as applicable, and (ii) the Borrower shall furnish, if requested, new or amended and restated Notes, as applicable, to each Increasing Lender or Augmenting Lender, as applicable. No such Lender Supplement shall require the approval or consent of any Lender who is not an Increasing Lender. Upon the execution and delivery of such Lender Supplement as provided above and the occurrence of the Effective Date specified therein, and upon satisfaction of such other conditions as the Agent may reasonably specify, the Increasing Lenders or the Augmenting Lenders (including, without limitation, the Agent administering the reallocation of the Aggregate Outstanding Credit Exposures ratably among the Lenders after giving effect to each such increase or Incremental Term Loan, and the delivery of certificates, evidence of corporate authority and legal opinions on behalf of the Borrower), as applicable, this Agreement shall be deemed to be amended accordingly.
SECTION 2.05    Repayment of Credit Extensions. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the Aggregate Outstanding Credit Exposures and all other unpaid Obligations.
SECTION 2.06    Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b)    Default Interest. (i) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above, and (ii) the Borrower shall pay, to the fullest extent permitted by law, interest on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.
SECTION 2.07    Interest Rate Determination. (a) If, prior to the commencement of any Interest Period for any Eurodollar Rate Advance the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate, as applicable for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(a)    If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(b)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(c)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.
(d)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
(e)    If the Service is not available or a rate does not timely appear on the Service:
(i)    the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
(ii)    with respect to Eurodollar Rate Advances, each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii)    the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(f)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that:
(i)    a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(ii)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, in each case which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(iii)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative; and/or
(iv)    U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.07, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the LIBOR Rate provided, that, if such alternate benchmark rate as so determined is below zero, it will be deemed to be zero for purposes of this Agreement (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes (but for the avoidance of doubt, no such replacement or changes shall include a change in the Applicable Margin) and, notwithstanding anything to the contrary in Section 8.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment.
If no LIBO Successor Rate has been determined and the circumstances under clause (i) or (ii) above (and the LIBOR Rate is no longer being provided) or under clause (iii) above, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods). Upon receipt of such notice (a copy of which notice shall promptly be provided to the Lenders by the Administrative Agent), the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in Dollars specified therein without regard to clause (c) of the definition of Base Rate.
SECTION 2.08    Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11(a), Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type (it being understood that such Conversion of an Advance or of its Interest Period does not constitute a repayment or prepayment of such Advance); provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall be substantially in the form of Exhibit H hereto, and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Eurodollar Rate Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.09    Prepayments of Advances. Optional Prepayment. The Borrower may on any Business Day, upon notice given to the Agent substantially in the form of Exhibit I hereto, not later than 11:00 A.M. (New York City time), (i) on the same day for Base Rate Advances and (ii) on the third Business Day prior to the prepayment in the case of Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment (and if such notice is given the Borrower shall) prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or the remaining balance, if less than $5,000,000, and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
SECTION 2.10    Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any rule, guideline, requirement, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Person of agreeing to make or making, funding or maintaining Advances, including as a result of any tax, levy, impost, deduction, fee, assessment, duty, charge or withholding, and all liabilities with respect thereto, imposed on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (including any such costs constituting any reduction in return to any Lender, reduction in the principal, interest or other amount payable to such Lender or any requirement by any such Lender to make any payment or forego any interest or other sum payable hereunder (calculated by the gross amount of any sum receivable or deemed received by such Lender from the Borrower hereunder)), excluding for purposes of this Section 2.10 any such increased costs resulting from Taxes, amounts excluded from Taxes pursuant to Section 2.13, and Other Taxes, then the Borrower shall from time to time, upon demand by such Person (with a copy of such demand to the Agent), pay to the Agent on its own account or for the account of such Person, as applicable, additional amounts sufficient to compensate such Person, for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Person, shall be conclusive and binding for all purposes, absent manifest error.
(a)    If any Lender determines that compliance with any law or regulation or any rule, guideline, requirement, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(b)    In the event that a Lender demands payment from the Borrower for amounts owing pursuant to subsection (a) or (b) of this Section 2.10, the Borrower may, upon payment of such amounts and subject to the requirements of Sections 8.04 and 8.07, substitute for such Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Lender and purchase the Outstanding Credit Exposures held by such Lender in accordance with Section 8.07, provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee.
(c)    If any Lender requests compensation under this Section 2.10, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(d)    For purposes of this Section 2.10, and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been enacted, adopted and issued after the date hereof, regardless of the date enacted, adopted, issued or implemented.
(e)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred more than 270 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.11    Illegality.
(a)    Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(b)    If a Conversion occurs or the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances is suspended, in each case, pursuant to Section 2.11(a), then the Lender causing such Conversion and/or suspension shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would reinstate the Lenders’ obligations to make Eurodollar Rate Advances and to Convert Advances into Eurodollar Rate Advances and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 2.12    Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds and without set off, deduction or counterclaim other than deductions on account of taxes. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest and Commitment Fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(a)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(b)    All computations of interest based on the Base Rate, when such computations of the Base Rate are based on the Prime Rate, shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Base Rate (other than such computations of the Base Rate that are based on the Prime Rate), of interest based on the Eurodollar Rate and of the Commitment Fees shall be made by the Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such Commitment Fees is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Commitment Fees; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent or each Lender, as applicable, shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
SECTION 2.13    Taxes. (a) Subject to the exclusions set forth below in this Section 2.13(a) and, if applicable, compliance with Section 2.13(e), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings imposed on or measured by its net income, franchise taxes, and branch profits taxes, in each case imposed on it, (x) by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and (y), in the case of each Lender by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding taxes imposed by FATCA (all such non-excluded taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). Notwithstanding the above, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, the Borrower will so deduct and (i) the sum payable shall be increased as may be necessary so that after making all such deductions on account of Taxes (including deductions on account of Taxes applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(a)    The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(b)    Without duplication of the Borrower’s payment obligations on account of Taxes or Other Taxes pursuant to Sections 2.13(a) and (b), the Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
(c)    Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(d)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Form W‑8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement or the Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W‑8BEN, W-8BEN-E or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information; however, such a Lender will not be entitled to any payment or indemnification on account of any Taxes imposed by the United States.
(e)    If a payment made to a Lender hereunder would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Notwithstanding any provision to the contrary in this Agreement, the Borrower will not be obligated to make payments on account of or indemnify the Lenders or the Agent for any present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, or any present or future stamp or other documentary taxes or property taxes, charges or similar levies that are neither Taxes nor Other Taxes except as may be required by Section 2.10.
(g)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(h)    In the event that a Lender demands payment from the Borrower for amounts owing pursuant to subsection (a) or (b) of this Section 2.13, the Borrower may, upon payment of such amounts and subject to the requirements of Sections 8.04 and 8.07, substitute for such Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Lender and purchase the Outstanding Credit Exposures held by such Lender in accordance with Section 8.07, provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee.
(i)    Notwithstanding any provision to the contrary in this Agreement, in the event that a Lender that is not an Initial Lender and who purchased its interest in this Agreement without the consent of the Borrower pursuant to Section 8.07(a), seeks (i) payment of additional amounts pursuant to Section 2.13(a), (ii) payment of Other Taxes pursuant to Section 2.13(b), or (iii) indemnification for Taxes or Other Taxes pursuant to Section 2.13(c), the amount of any such payment or indemnification will be no greater than what it would have been had the Initial Lender not transferred, assigned or sold its interest in this Agreement.
(j)    If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.13, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(k)    Each Lender shall severally indemnify the Agent for any taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings, and all liabilities with respect thereto, (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.13(l) shall be paid within 30 days after the Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
SECTION 2.14    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Outstanding Credit Exposures owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Aggregate Outstanding Credit Exposures obtained by all of the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Aggregate Outstanding Credit Exposures owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.15    Use of Proceeds. The proceeds of the Advances shall be available hereunder solely for general corporate purposes of the Borrower and its Subsidiaries.
SECTION 2.16    [Reserved].
SECTION 2.17    Noteless Agreement; Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Agent shall also maintain accounts in which it will record (i) the date and the amount of each Credit Extension made hereunder and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 8.07, (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.
(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations hereunder and under the Notes therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(d)    Any Lender may request that its Advances be evidenced by a promissory note representing its Advances substantially in the form of Exhibit A (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Advances evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clauses (a) and (b) above.
SECTION 2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.03(a);
(b)    the Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01, other than those which require the consent of all Lenders or of each affected Lender);
(c)    the Borrower may, subject to the requirements of Sections 8.04 and 8.07, substitute for such Defaulting Lender another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Defaulting Lender and purchase the Outstanding Credit Exposures held by such Defaulting Lender in accordance with Section 8.07; provided, however, that (i) no Default shall have occurred and be continuing, (ii) the Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Defaulting Lender, and (iii) if such assignee is not a Lender, (A) such assignee is acceptable to the Agent and (B) the Borrower shall have paid the Agent a $3,500 administrative fee;
(d)    to the extent the Agent receives any payments or other amounts for the account of a Defaulting Lender under the Loan Documents, such Defaulting Lender shall be deemed to have requested that the Agent use such payment or other amount to fulfill such Defaulting Lender’s previously unsatisfied obligations to fund an Advance or any other unfunded payment obligation of such Defaulting Lender under Section 2.02(e), 2.12(e) or 7.05;
(e)    no Lender shall be deemed to have consented to increase its Commitment pursuant to Section 2.04(c) unless that Lender shall have affirmatively given consent in accordance with that Section; and
(f)    for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.
SECTION 2.19    [Reserved].
ARTICLE III:     CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS
SECTION 3.01    Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the date hereof (the “Effective Date”), provided that the following conditions precedent have been satisfied on such date:
(a)    There shall have occurred (i) no Material Adverse Change since December 31, 2019, except as shall have been disclosed or contemplated in the SEC Reports, and (ii) no material adverse change in the primary or secondary loan syndication markets or capital markets generally that makes it impracticable to consummate the transactions contemplated by the Loan Documents.
(b)    The Lenders shall have been given such access, as such Lenders have reasonably requested, to the management, records, books of account, contracts and properties of the Borrower and its Significant Subsidiaries as they shall have requested.
(c)    All governmental and third party consents, authorizations and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Agent that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.
(d)    The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
(e)    The Borrower shall have paid all accrued fees and reasonable expenses due and payable to the Agent, the Lenders and the Arranger on or prior to the Effective Date, including, to the extent invoiced, reimbursements or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    Each of the Agent and the Lenders shall have received (i) all documentation and other information that it reasonably requested from the Borrower (such request to be made not less than three (3) Business Days prior to the Effective Date) in order to comply with its obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, the Agent and any Lender that has requested a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.
(g)    On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate, substantially in the form of Exhibit D hereto, signed on behalf of the Borrower by a duly authorized Financial Officer of the Borrower, dated the Effective Date, stating, among other things, that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(h)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes requested by the Lenders) in sufficient copies for each Lender:
(i)    Counterpart signature pages of this Agreement, executed by each of the parties hereto.
(ii)    Notes, if any, to the order of each Lender requesting the issuance of a Note as of the Effective Date pursuant to Section 2.17.
(iii)    Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.
(iv)    A certificate of the Corporate Secretary or an Assistant Corporate Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder or thereunder.
(v)    Favorable opinion letters of Michael J. Solo, the Assistant General Counsel of the Borrower, and Hunton Andrews Kurth LLP, counsel to the Borrower, substantially in the form of Exhibits E-1 and E-2, respectively, hereto.
SECTION 3.02    Conditions Precedent to each Credit Extension. The obligation of each Lender to make a Credit Extension shall be subject to the conditions precedent that the Effective Date shall have occurred (or shall occur concurrently therewith) and on the date of such Credit Extension: (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension such statements are true):
(i)    the representations and warranties contained in Section 4.01 are correct on and as of the date of such Credit Extension, before and after giving effect to such Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date; provided, that such condition shall not apply to (x) the last sentence of Section 4.01(e) or (y) Section 4.01(f), and
(ii)    after giving effect to the application of the proceeds of all Credit Extensions on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom, that constitutes a Default;
and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
SECTION 3.03    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV:     REPRESENTATIONS AND WARRANTIES
SECTION 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(b)    The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.
(c)    No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party.
(d)    This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors rights generally.
(e)    The Audited Statements of the Borrower, DTE Electric and DTE Gas, copies of each of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition, results of operations and cash flows of the relevant Persons and entities, as at the dates and for the periods therein indicated, all in accordance with generally accepted accounting principles consistently applied as in effect on the date of such Audited Statements. Since December 31, 2019, there has been no Material Adverse Change, except as shall have been disclosed or contemplated in the SEC Reports.
(f)    There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters disclosed or contemplated in the SEC Reports (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status or financial effect on the Borrower or any of its Significant Subsidiaries, of the Disclosed Litigation from that disclosed or contemplated in the SEC Reports that could be reasonably likely to have a Material Adverse Effect.
(g)    The operations and properties of the Borrower and each of the Significant Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, except as disclosed or contemplated in the SEC Reports, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of the Significant Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.
(h)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.
(i)    Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
(j)    (i) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan and (ii) none of the Borrower and its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated hereby, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(k)    Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
(l)    Except as set forth in the financial statements referred to in subsection (e) above, the Borrower and its Subsidiaries have no material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106.
(m)    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Credit Extension will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; and after applying the proceeds of each Credit Extension hereunder, margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.
(n)    Neither the Borrower nor any of its Subsidiaries is, or after the making of any Credit Extension or the application of the proceeds or repayment thereof, or the consummation of any of the other transactions contemplated hereby, will be, required to be registered as an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (within the meaning of the Investment Company Act of 1940, as amended).
(o)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure, in its reasonable judgment, compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary of the Borrower or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(p)    Neither the Borrower nor any Subsidiary of the Borrower (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, or any violation under any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act, 31 U.S.C. §§5311 et. seq. (the “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
(q)    The Borrower is not an Affected Financial Institution.
(r)    As of the Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
ARTICLE V:     COVENANTS OF THE BORROWER
SECTION 5.01    Affirmative Covenants. So long as any Outstanding Credit Exposure shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property that, if not paid, could be reasonably expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(c)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties (including customary self-insurance) in the same general areas in which the Borrower or such Subsidiary operates.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to meet its obligations hereunder.
(e)    Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Significant Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Significant Subsidiaries with any of their officers or directors and with their independent certified public accountants.
(f)    Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(g)    Maintenance of Properties, Etc. Subject to clause (d) above, maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of their respective properties that are used or useful in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted.
(h)    Reporting Requirements. Furnish to the Agent (and the Agent shall use commercially reasonable efforts to promptly furnish copies thereof to the Lenders via IntraLinks or other similar password-protected restricted internet site; or, in the case of clause (viii) below, to the applicable Lender):
(i)    as soon as available and in any event within 65 days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2020, Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter;
(ii)    as soon as available and in any event within 115 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2020, (A) to the extent provided to shareholders of the Borrower, a copy of the annual report to such shareholders for such year for the Borrower and its Consolidated Subsidiaries, (B) the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and (C) the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or any other independent public accounting firms which (x) as of the date of this Agreement is one of the “big four” accounting firms or (y) is reasonably acceptable to the Required Lenders;
(iii)    together with the financial statements required under clauses (i) or (ii) above, a compliance certificate in substantially the form of Exhibit F signed by a Financial Officer of the Borrower showing the then current information and calculations necessary to determine compliance with this Agreement and stating that no Event of Default or Default exists, or if any Event of Default or Default exists, stating the nature and status thereof;
(iv)    as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(v)    reasonably promptly after the sending or filing thereof copies of all reports and registration statements that the Borrower or any Subsidiary filed with the Securities and Exchange Commission or any national securities exchange;
(vi)    such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;
(vii)    promptly, but within five (5) Business Days of such change, written notice to the Agent of each change to the Borrower’s Moody’s Rating and S&P Rating; and
(viii)    promptly, any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.
Information required to be delivered pursuant to clauses (i), (ii) or (v) above shall be deemed to have been delivered on the date on which the Borrower has posted such information on the Borrower’s website on the Internet at www.dteenergy.com (or any successor or replacement website thereof), which website includes an option to subscribe to a free service alerting subscribers by email of new Securities and Exchange Commission filings at http://phx.corporate-ir.net/phoenix.zhtml?c=68233&p=irol-alerts, or at www.sec.gov or at another website identified in a notice to the Lenders and accessible by the Lenders without charge.
(i)    Sanctions and Anti-Corruption Laws. Maintain in effect and enforce policies and procedures designed to ensure, in its reasonable judgment, compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
SECTION 5.02    Negative Covenants. At all times on and after the Effective Date so long as any Outstanding Credit Exposure shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
(a)    Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any Lien on or with respect to any shares of any class of equity securities (including, without limitation, Voting Stock) of any Significant Subsidiary, whether such shares are now owned or hereafter acquired.
(b)    Debt. Create, incur, assume or suffer to exist any Debt except (i) Debt that is expressly or effectively pari passu with or expressly subordinated to the Debt of the Borrower hereunder, (ii) Nonrecourse Debt or (iii) other Debt incurred in the ordinary course of the Borrower’s business up to an aggregate amount of $100,000,000.
(c)    Mergers, Etc. (i) Merge or consolidate with or into, or (ii) consummate a Division as the Dividing Person with respect to, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any Significant Subsidiary to do so, except that (A) any Significant Subsidiary may merge, consolidate or consummate a Division with or into any other Significant Subsidiary, (B) any Significant Subsidiary may merge into or dispose of assets pursuant to a Division or otherwise to the Borrower, and (C) the Borrower may merge, consolidate or consummate a Division with or into any other Person so long as the Borrower shall be the surviving entity and has, after giving effect to such merger, consolidation or Division, senior unsecured Debt outstanding rated at least BBB- by S&P and Baa3 by Moody’s; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(d)    Change in Nature of Business. Make, or permit any of its Significant Subsidiaries (including Enterprises and DTE Gas) to make, any material change in the nature of its business as carried on the date hereof, other than as disclosed or contemplated in the SEC Reports.
(e)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles; or permit any of its Subsidiaries to make or permit any change in accounting policies or reporting practices if, as a result of such change, the Borrower shall fail to maintain a system of accounting established and administered in accordance with generally accepted accounting principles.
(f)    Sanctions and Anti-Corruption Laws. Request any Borrowing or other Credit Extension, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or other Credit Extension (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VI:     EVENTS OF DEFAULT
SECTION 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Outstanding Credit Exposure or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower herein, by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section  5.01(d), (e) or (h) or 5.02, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
(d)    The Borrower or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder and Nonrecourse Debt) of the Borrower or such Significant Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(e)    The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money, individually or in the aggregate, in excess of $100,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    (i) any Person or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall either (A) acquire beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 50% or more of Voting Stock of the Borrower, or (B) obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors, or (ii) the Borrower shall at any time cease to hold directly or indirectly 100% of the Voting Stock of DTE Electric and DTE Gas; or
(h)    The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $50,000,000 individually or in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
(i)    The Borrower and its Subsidiaries, on a Consolidated basis, shall, as of the last day of any fiscal quarter of the Borrower, have a ratio of (a) Total Funded Debt to (b) Capitalization in excess of 0.65:1; provided that for purposes of calculating the foregoing ratio as of the last day of any fiscal quarter other than any fiscal quarter ending on June 30, “Total Funded Debt” for purposes of clauses (a) and (b) above shall be calculated exclusive of all Excluded Short-Term Debt outstanding as of such date;
(j)    Any provision of any of the Loan Documents after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Credit Extensions to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Aggregate Outstanding Credit Exposures, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Aggregate Outstanding Credit Exposures, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Credit Extensions shall automatically be terminated, and (B) the Aggregate Outstanding Credit Exposures, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII:     THE AGENT
SECTION 7.01    Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Outstanding Credit Exposures), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders to the extent required by the terms of this Agreement), and such instructions shall be binding upon all Lenders and all holders of Outstanding Credit Exposures; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
SECTION 7.02    Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee in respect of any Outstanding Credit Exposure as the owner thereof until the Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee in respect of such Outstanding Credit Exposure, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 7.03    JPMorgan and Affiliates. With respect to its Commitment, the Credit Extensions made by it and any Note issued to it, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity. JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if JPMorgan were not the Agent and without any duty to account therefor to the Lenders.
SECTION 7.04    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 7.05    Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), solely in its capacity as Agent hereunder, ratably according to the respective principal amounts of their respective Outstanding Credit Exposures (or if the Aggregate Outstanding Credit Exposures are zero or if no Credit Extensions are owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Agent under any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent, solely in its capacity as Agent, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.
SECTION 7.06    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
ARTICLE VIII:     MISCELLANEOUS
SECTION 8.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase, reinstate or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or rate of interest on, the Outstanding Credit Exposures or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Outstanding Credit Exposures or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Outstanding Credit Exposures, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder (including, without limitation, amending the definition of “Required Lenders”), (f) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied or shared as among the Lenders or Types of Advances, (g) amend any provisions hereunder relating to the pro rata treatment of the Lenders, or (h) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that no amendments, consents or waivers are required to effectuate the increases in Commitments and Incremental Term Loans pursuant to Section 2.04(c) except as provided in such Section.
If the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 8.02    Notices, Etc.
(a)    All notices and other communications provided for hereunder shall be in writing or confirmed in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Borrower, at its address at One Energy Plaza, Detroit, MI 48226, Attention: Treasurer; if to any Lender, at its Domestic Lending Office; and if to the Agent, at its address at 10 S. Dearborn St. L2, Chicago, IL 60603 Attention: April Yebd, Reference: DTE Energy, and for compliance reporting, at E‑mail: nancy.r.barwig@jpmorgan.com; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by telecopier shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notwithstanding the foregoing, all such notices and communications to the Agent pursuant to Article II, III or VII shall not be deemed to have been given until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    (i) Except as otherwise provided in Section 5.01(h), the Borrower shall provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a Notice of Borrowing or other request for a new, or a conversion of an existing, Borrowing or other Credit Extension (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default hereunder or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Extension hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications to the Agent at its address at JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, TX 75024 Attention: Nancy R. Barwig (E-mail: nancy.r.barwig@jpmorgan.com) or such other electronic mail address as the Agent shall identify to the Borrower. In addition, the Borrower shall continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent. The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, or a substantially similar electronic transmission system mutually agreeable to the Agent and the Borrower (the “Platform”). Nothing in this Section 8.02(b) shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant hereto or to any other Loan Document in any other manner specified herein or therein.
(i)    The Agent agrees that the receipt of the Communications by the Agent at its e‑mail address set forth in clause (i) above shall constitute effective delivery of the Communications to the Agent for purposes of each Loan Document. The Borrower agrees that e‑mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in subclause (iii) below) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to it for purposes of the Loan Documents. The Borrower agrees (A) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e‑mail address for the Borrower to which the foregoing notices may be sent by electronic transmission and (B) that the foregoing notices may be sent to such e‑mail address. Each Lender agrees that e‑mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in subclause (iii) below) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e‑mail address.
(ii)    Each party hereto agrees that any electronic communication referred to in this clause (b) shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e‑mail system of the sending party or, in the case of any such Communication to the Agent or any Lender, upon the posting of a record of such Communication as “received” in the e‑mail system of the Agent or such Lender; provided, however, that if such Communication is received by the Agent or such Lender after the normal business hours of the Agent or such Lender, such Communication shall be deemed delivered at the opening of business on the next Business Day for the Agent or such Lender; provided, further, that in the event that the Agent’s or such Lender’s e‑mail system shall be unavailable for receipt of any Communication, Borrower may deliver such Communication to the Agent or such Lender in a manner mutually agreeable to the Agent or such Lender, as applicable, and the Borrower.
(iii)    The parties hereto acknowledge and agree that the distribution of the Communications and other material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”; (B) THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS; (C) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM; AND (D) IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(iv)    This clause (b) shall terminate on the date that neither JPMorgan nor any of its Affiliates is the Agent under this Agreement.
SECTION 8.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04    Costs and Expenses; Damage Waiver. (a) The Borrower agrees to pay on demand, upon presentation of a statement of account and absent manifest error, all reasonable costs and reasonable expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Document and the other documents to be delivered hereunder and thereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, and (B) the reasonable fees and reasonable expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and reasonable expenses of the Agent and the Lenders, if any (including, without limitation, reasonable internal and external counsel fees and expenses, provided such fees and expenses are not duplicative), in connection with the “workout”, restructuring or enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
(a)    The Borrower agrees to indemnify, to the extent legally permissible, and hold harmless the Agent each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Credit Extensions or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that upon receipt of notice of any such matter by a representative of the Agent or any Lender, as applicable, having primary responsibility for the relationship between the Borrower and the Agent or such Lender, as applicable, the Agent or such Lender, as applicable, shall promptly notify the Borrower to the extent permitted by applicable law. The Borrower shall have no liability for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Credit Extensions.
(b)    If any payment or reallocation of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11(a), acceleration of the maturity of the Advances pursuant to Section 6.01, or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Credit Extension.
(c)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any of the transactions contemplated in any Loan Document, any Advance or the use of the proceeds thereof.
(e)    To the extent permitted by applicable law, none of the Agent or the Lenders shall assert, and each of the Agent and the Lenders hereby waives, any claim against the Borrower on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any of the transactions contemplated in any Loan Document, any Advance or the use of the proceeds thereof; provided that, nothing contained in this paragraph shall limit the Borrower’s reimbursement and indemnity obligations set forth in this Section 8.04. For the avoidance of doubt, all payments to which the Agent and the Lenders are expressly entitled under this Agreement, including without limitation amounts due under Sections 2.10, 2.11 and 2.13, if demanded in accordance with the terms of this Agreement, shall be deemed direct and not consequential damages.
SECTION 8.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Aggregate Outstanding Credit Exposures due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon prior notice to the Agent (provided that, the failure to provide such notice shall not affect the validity of such set off), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with Section 2.18(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and their respective Affiliates may have.
SECTION 8.06    Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders to any Person.
SECTION 8.07    Assignments, Designations and Participations. (a) Each Lender may (i) with the prior consent of the Agent (which consent shall not be unreasonably withheld or delayed, and which consent shall not be required in the event of an assignment or grant pursuant to Sections 8.07(g) or (h) or an assignment to any other Lender, an Affiliate of a Lender, or an Approved Fund), and (ii) for so long as no Default has occurred and is continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and provided, in any event, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) days after having received notice thereof, and which consent shall not be required in the event of an assignment or grant pursuant to Sections 8.07(g) or (h) or an assignment to any other Lender, an Affiliate of a Lender, or an Approved Fund), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Outstanding Credit Exposures owed to it and any Note or Notes held by it); provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Outstanding Credit Exposure of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) each such assignment shall be to an Eligible Assignee, and (D) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note subject to such assignment and a processing and recordation fee of $3,500, which fee may be waived by the Agent in its sole discretion if such assignment is to an Affiliate of the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (2) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(a)    By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(b)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after the Borrower’s receipt of such notice, if requested by the applicable Lender, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the aggregate unused Commitment, if any, and Outstanding Credit Exposure assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment and Outstanding Credit Exposure hereunder, if requested by such assigning Lender, a new Note to the order of the assigning Lender in an amount equal to the aggregate unused Commitment, if any, and Outstanding Credit Exposure retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.
(c)    The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses, Commitment and Outstanding Credit Exposure of, and principal amount (and stated interest) of Outstanding Credit Exposure owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Each Lender may sell participations to one or more banks or other entities, other than an Ineligible Institution, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Outstanding Credit Exposure owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment, if any, to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of such Credit Extensions for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would (A) reduce the principal of, or interest on, the Credit Extensions or any fees or other amounts payable hereunder, or (B) increase or reinstate the Commitments, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Aggregate Outstanding Credit Exposures or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each participant shall be entitled to the benefits and subject to the exclusions, in each case, as if it were a Lender, of Sections 2.10, 2.11(a) and 2.13 to the same extent as if it were a Lender and had acquired its interest under this Agreement by an assignment made pursuant to this Section 8.07, provided, however, that (i) such participant complies with the requirements of Section 2.13(e) and (ii) in no event shall the Borrower be obligated to make any payment with respect to such Sections that is greater than the amount that the Borrower would have otherwise made had no participations been sold under this Section 8.07(e) (it being understood that the documentation required under Section 2.13(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.
(f)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or a portion of its rights under this Agreement (including, without limitation, the Outstanding Credit Exposure owing to it and the Note or Notes held by it) in favor of any Person (other than the Borrower or an Affiliate of the Borrower), including, without limitation, any Federal Reserve Bank or any other central bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided that no such security interest shall release such Lender from its obligations hereunder or substitute any such other Person for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Designating Lender would otherwise be obligated to make to the Borrower or pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Advance, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Designating Lender shall be obligated to make such Advance pursuant to the terms hereof, (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment, if any, or Outstanding Credit Exposure hereunder and (iv) no SPV or Designating Lender shall be entitled to receive any greater amount under this Agreement than the Designating Lender would have been entitled to receive had the Designating Lender not otherwise granted such SPV the option to provide any Advance to the Borrower. The making of a Advance by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Advance were made by such Designating Lender.
(h)    Each party hereto hereby acknowledges and agrees that no SPV shall have the rights of a Lender hereunder, such rights being retained by the applicable Designating Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPV shall have any voting rights hereunder and that the voting rights attributable to any Credit Extension made by an SPV shall be exercised only by the relevant Designating Lender and that each Designating Lender shall serve as the administrative agent and attorney-in-fact for its SPV and shall on behalf of its SPV receive any and all payments made for the benefit of such SPV and take all actions hereunder to the extent, if any, such SPV shall have any rights hereunder. No additional Note shall be required to evidence the Credit Extensions or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note or Notes, if any, as administrative agent for such SPV to the extent of the Credit Extensions or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as administrative agent for such SPV.
(i)    Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Designating Lender provides such indemnity or makes such payment; provided, with respect to such agreement by the Borrower that the related Designating Lender shall not be in breach of its obligation to make Credit Extensions to the Borrower hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided, with respect to such agreement by the Borrower that the related Designating Lender shall not be in breach of its obligation to make Credit Extensions to the Borrower hereunder. Notwithstanding the foregoing, the Designating Lender unconditionally agrees to indemnify the Borrower, the Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPV.
(j)    In addition, notwithstanding anything to the contrary contained in subsection 8.07(h), (i), (j) or (k) or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Outstanding Credit Exposure to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Outstanding Credit Exposure and (ii) disclose on a confidential basis any non-public information relating to its Outstanding Credit Exposure to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. Subsection 8.07(h), (i), (j) or (k) may not be amended without the written consent of any Designating Lender affected thereby.
SECTION 8.08    Confidentiality. Neither the Agent or Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and each of their Related Parties and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from the Agent or such Lender, (d) as requested or required by any state, federal or foreign authority or examiner regulating banks, other financial institutions or banking, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) on a confidential basis to any Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) subject to an agreement containing provisions substantially the same as those of this Section, (x) to any credit or financial insurance provider in connection with the Borrower’s obligations hereunder, and (y) to any Person that requires such Confidential Information in connection with obtaining CUSIP-based identifiers and (h) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.
EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE PROVIDED TO THE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 8.09    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 8.10    Execution in Counterparts; Integration; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and any separate letter agreement with respect to fees payable to the Agent or confidential information (the latter of which shall apply solely to information provided prior to the date hereof) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (other than in connection with a written confirmation of a Notice of Borrowing as set forth in Section 2.02), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.11    Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(a)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 8.12    Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
SECTION 8.13    USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.
SECTION 8.14    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
SECTION 8.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or any syndication of the credit facility provided hereunder), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, and each of their respective Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, the Arranger and the Borrower has been acting under this Agreement and the other Loan Documents as independent contractors and has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Agent, the Arranger or the Borrower has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent or the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Agent, the Arranger and the Borrower hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Agent and the Lenders acknowledges and agrees that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.
SECTION 8.16    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 8.17    Lender ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Credit Extensions, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related to hereto or thereto).
Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
DTE ENERGY COMPANY
By    /s/Edward Solomon
Name: Edward Solomon
Title: Assistant Treasurer
Borrower’s FEIN: 38-3217752

Signature Page to
DTE Energy
Term Loan Agreement

Lenders
JPMORGAN CHASE BANK, N.A., as Agent and as a Lender
By:    /s/Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

Signature Page to
DTE Energy
Term Loan Agreement

SCHEDULE I
DTE ENERGY COMPANY
INITIAL LENDER COMMITMENTS

Name of Initial Lender	Commitment
JPMorgan Chase Bank, N.A.	$200,000,000
TOTAL	$200,000,000

EXHIBIT A - FORM OF NOTE

U.S.$	Dated: 20,__

FOR VALUE RECEIVED, the undersigned, DTE ENERGY COMPANY, a Michigan corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below), the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Term Loan Credit Agreement dated as of March 27, 2020 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Lender and certain other lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, at JPMorgan Chase Bank, N.A., 10 S. Dearborn St. L2, Chicago, IL 60603 ABA Number: 021000021, Account Name: LS2 Incoming Account, Reference: DTE Energy, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DTE ENERGY COMPANY
By:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF BORROWING
JPMorgan Chase Bank, N.A., as Agent for the Lenders parties
to the Credit Agreement referred to below
10 S. Dearborn St. L2
Chicago, IL 60603
Attention: April Yebd
[Date]
Ladies and Gentlemen:
The undersigned, DTE ENERGY COMPANY, refers to the Term Loan Credit Agreement dated as of March 27, 2020 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is _______________, ____.
(ii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii)    The aggregate amount of the Proposed Borrowing is $_______________.
(iv)    [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]
(v)    [Wire transfer instructions].
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(i)    the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided, that, the foregoing certification shall not apply to the representations and warranties set forth in (x) the last sentence of Section 4.01(e) of the Credit Agreement, and (y) Section 4.01(f) of the Credit Agreement; and
(ii)    after giving effect to the application of the proceeds of all Credit Extensions on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,
By:
Title: [Financial Officer]

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]
3.    Borrower(s):    DTE Energy Company

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Term Loan Credit Agreement dated as of March 27, 2020 among DTE Energy Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.    Assigned Interest:

Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:	Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:	Title:
Consented to and Accepted:
JPMorgan Chase Bank, N.A., as Administrative Agent
By:

Title:
Consented to:
DTE ENERGY COMPANY
By:

    Title:

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF CERTIFICATE BY BORROWER
DTE ENERGY COMPANY
OFFICER’S CERTIFICATE
I, Edward Solomon, Assistant Treasurer of DTE ENERGY COMPANY (“DTE Energy” or the “Borrower”), DO HEREBY CERTIFY, pursuant to Section 3.01 of the Term Loan Credit Agreement (the “Credit Agreement”), dated as of March 27, 2020, among DTE Energy, the financial institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A. (“JPMorgan”), as agent for said Lenders, that the terms defined in the Credit Agreement are used herein as therein defined and, further, that:
1.    The Effective Date shall be March 27, 2020.
2.    The representations and warranties contained in Section 4.01 of the Credit Agreement are true and correct on and as of the date hereof.
3.    No event has occurred and is continuing that constitutes a Default.

Dated as of the 27th day of March, 2020.
DTE ENERGY COMPANY
By: _______________________________
Name: Edward Solomon
Title: Assistant Treasurer

EXHIBIT E-1 - FORM OF
OPINION OF ASSOCIATE GENERAL COUNSEL TO THE BORROWER
March 27, 2020
To each of the Lenders party to the
Credit Agreement defined below
DTE Energy Company
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(h)(v) of the Term Loan Credit Agreement (the “Credit Agreement”), dated as of March 27, 2020, among DTE Energy Company (the “Borrower”), the financial institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A. (the “Agent”), as agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.
I am the Associate General Counsel of the Borrower and have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Loan Documents.
In that connection, I, in conjunction with the members of my staff, have examined:
(i)    Each Loan Document, executed by each of the parties thereto.
(ii)    The other documents furnished by the Borrower pursuant to Article III of the Credit Agreement.
(iii)    The Restated Articles of Incorporation of the Borrower and all amendments thereto (the “Charter”).
(iv)    The Bylaws of the Borrower and all amendments thereto (the “Bylaws”).
(v)    A certificate from the State of Michigan attesting to the continued corporate existence and good standing of the Borrower.
In addition, I have examined the originals or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Agent.
My opinions expressed below are limited to the law of the State of Michigan and the federal law of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1.    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.
2.    The execution, delivery and performance by the Borrower of the Loan Documents to which it is party, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws, (ii) any law, rule or regulation applicable to the Borrower, or (iii) any contractual restriction binding on or affecting the Borrower.
3.    No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by the Borrower of the Loan Documents to which it is a party.
4.    The Credit Agreement has been, and each of the Notes when delivered will have been, duly executed and delivered on behalf of the Borrower.
5.    Except as may have been disclosed to you in the SEC Reports, to the best of my knowledge (after due inquiry) there are no pending or overtly threatened actions or proceedings affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity, or enforceability of any Loan Documents to which the Borrower is a party or the consummation of the transactions contemplated thereby.
6.    In a properly presented case, a Michigan court or a federal court sitting in the State of Michigan applying Michigan choice of law rules should give effect to the choice of law provisions of the Loan Documents and should hold that the Loan Documents are to be governed by the laws of the State of New York rather than the laws of the State of Michigan. In rendering the foregoing opinion, I note that by their terms the Loan Documents expressly select New York law as the laws governing their interpretation and that the Loan Documents governed by New York law were delivered by the parties thereto to the Agent in New York. The choice of law provisions of the Loan Documents are not voidable under the laws of the State of Michigan.
7.    If, despite the provisions of Section 8.09 of the Credit Agreement, wherein the parties thereto agree that the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York, a court of the State of Michigan or a federal court sitting in the State of Michigan were to hold that the Loan Documents are governed by, and to be construed in accordance with the laws of the State of Michigan, the Loan Documents would be, under the laws of the State of Michigan, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.
8.    Neither the Borrower nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;
The opinions set forth above are subject to the following qualifications:
(a)    My opinion in paragraph 7 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or laws affecting creditors’ rights generally.
(b)    My opinion in paragraph 7 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)    I express no opinion as to participation and the effect of the law of any jurisdiction other than the State of Michigan wherein any Lender may be located or wherein enforcement of the Loan Documents may be sought that limits the rates of interest legally chargeable or collectible.
I am a member of the Bar of the State of Michigan, and do not express any opinion concerning any law other than the law of the State of Michigan and the federal laws of the United States of America.
This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person or entity without my prior written consent (provided, that this opinion letter may be furnished to and relied upon by a subsequent assignee of, or participant under, the Credit Agreement and a Note, if any, solely for the purpose of such assignment or participation, subject to the assumptions, limitations and qualifications, set forth herein, without any prior written consent). I undertake no duty to inform you or any assignee or participant of events occurring subsequent to the date hereof.
Very truly yours,

EXHIBIT E-2 - FORM OF
OPINION OF HUNTON ANDREWS KURTH LLP
[ATTACHED]

EXHIBIT F - FORM OF
COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Term Loan Credit Agreement, dated as of March 27, 2020 (as amended or modified from time to time, the “Agreement”) among DTE Energy Company, a Michigan corporation (the “Borrower”), the lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for the lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ____________ of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______, _____.
DTE ENERGY COMPANY
By
Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of Section 5.01(h) of
the Agreement
FINANCIAL COVENANT
Ratio of Total Funded Debt to Capitalization (Section 6.01(i)).

(A)	Numerator (Total Funded Debt):

(i) Debt for borrowed money or which has been incurred in connection with the acquisition of assets (exclusive of contingent reimbursement obligations in respect of letters of credit and bankers’ acceptances):
$
	(ii) Minus: Nonrecourse Debt:	-$
	(iii) Minus: Junior Subordinated Debt:	-$
	(iv) Minus: Mandatorily Convertible Securities:	-$
	(v) Minus: Hybrid Equity Securities:	-$
	(vi) Minus: For any fiscal quarter other than the fiscal quarter ending on June 30, Excluded Short-Term Debt:	-$
	(vii) Plus: Capital lease obligations:	+$
	(viii) Plus: Guaranty Obligations of Funded Debt of other Persons:	+$
	(ix) Numerator: (A)(i) minus (A)(ii) through (A)(vi) plus (A)(vii) plus (A)(viii):	$
(B)	Denominator (Capitalization):
	(i) Total Funded Debt: (A)(ix)	$
	(ii) Plus: Consolidated Net Worth:	+$
	(iii) Denominator: (B)(i) plus (B)(ii):	$
(C)	State whether the ratio of (A)(ix) to (B)(iii) was not greater than 0.65:1:
	(i) (A)(ix)	$
	(ii) (B)(iii)	$
	(iii) the ratio of (A)(ix) to (B)(iii)	_________
	(iv) the ratio of (A)(ix) to (B)(iii) was not greater than 0.65:1	YES/NO

EXHIBIT G – LENDER SUPPLEMENT
LENDER SUPPLEMENT
Dated ____________ ____, 20___
Reference is made to that certain Term Loan Credit Agreement, dated as of March 27, 2020 (as amended or modified from time to time, the “Credit Agreement”) among DTE Energy Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Lender Supplement have the meanings ascribed thereto in the Credit Agreement.
Pursuant to Section 2.04(b) of the Credit Agreement, the Borrower has requested an increase in the aggregate Commitments from $______________ to $_____________. Such increase in the aggregate Commitments is to become effective on the date (the “Effective Date”) which is the later of (i) ____________ ____, 20___ and (ii) the date on which the conditions set forth in Section 2.04(b) in respect of such increase have been satisfied. In connection with such requested increase in the aggregate Commitments, the Borrower, the Agent, the LC Issuers and _________________ (the “Accepting Bank”) hereby agree as follows:
1.    Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $_____________ to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.
[2.    The Accepting Bank hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire an interest thereunder and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its interest thereunder, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Supplement and to purchase an interest under the Credit Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.]
[3.]    The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement shall be true and correct in all material respects as though made on such date; provided that, the foregoing representation and warranty, solely with respect to the representations and warranties set forth in (x) the last sentence of Section 4.01(e) of the Credit Agreement and (y) Section 4.01(f) of the Credit Agreement, shall be made only as of the “Effective Date” (as such term is defined in the Credit Agreement); and (b) no event shall have occurred and then be continuing which constitutes a Default.
[4.] THIS LENDER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[5.] This Lender Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Lender Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
DTE ENERGY COMPANY, as the Borrower
By:
Title:
Consented to and Accepted:
JPMORGAN CHASE BANK, N.A.,
as Agent
By:

Title:

COMMITMENT    ACCEPTING BANK
$    [BANK]
By:
Title:

EXHIBIT H - FORM OF
CONVERSION NOTICE
JPMorgan Chase Bank, N.A., as Agent for the Lenders parties
to the Credit Agreement referred to below
10 S. Dearborn St. L2
Chicago, IL 60603
Attention: April Yebd

CONVERSION NOTICE
Dated ____________ ____, 20___
Reference is made to that certain Term Loan Credit Agreement, dated as of March 27, 2020 (as amended or modified from time to time, the “Credit Agreement”) among DTE Energy Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Conversion Notice have the meanings ascribed thereto in the Credit Agreement.
Pursuant to Section 2.08 of the Credit Agreement, the Borrower hereby gives notice of its intent to Convert the Advances comprising the following Borrowing(s) on dates set forth below:

(a)
Date of Borrowing: ____________________
Outstanding principal amount of Borrowing: ____________________
Current Type (Base Rate/Eurodollar Rate): ____________________
Requested Type (Base Rate/Eurodollar Rate): ____________________
Interest Period (if converted Type is Eurodollar Rate): ____________________
Requested date of Conversion: ____________________

(b)
Date of Borrowing: ____________________
Outstanding principal amount of Borrowing: ____________________
Current Type (Base Rate/Eurodollar Rate): ____________________
Requested Type (Base Rate/Eurodollar Rate): ____________________
Interest Period (if converted Type is Eurodollar Rate): ____________________
Requested date of Conversion: ____________________

IN WITNESS WHEREOF, the Borrower has caused this Conversion Notice to be executed by its officer thereunto duly authorized, as of the date first above written.
DTE ENERGY COMPANY, as the Borrower
By:
Title:

EXHIBIT I - FORM OF
PREPAYMENT NOTICE
JPMorgan Chase Bank, N.A., as Agent for the Lenders parties
to the Credit Agreement referred to below
10 S. Dearborn St. L2
Chicago, IL 60603
Attention: April Yebd
PREPAYMENT NOTICE
Dated ____________ ____, 20___
Reference is made to that certain Term Loan Credit Agreement, dated as of March 27, 2020 (as amended or modified from time to time, the “Credit Agreement”) among DTE Energy Company, a Michigan corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Prepayment Notice have the meanings ascribed thereto in the Credit Agreement.
Pursuant to Section 2.09 of the Credit Agreement, the Borrower hereby gives notice of its intent to prepay the outstanding principal amount of the Advances relating to the following Borrowing(s) in the following amounts:

1)
Date of Borrowing: ____________________
Outstanding principal amount of Borrowing: ____________________
Type (Base Rate/Eurodollar Rate): ____________________
Aggregate principal amount of prepayment: $____________________

2)
Date of Borrowing: ____________________
Outstanding principal amount of Borrowing: ____________________
Type (Base Rate/Eurodollar Rate): ____________________
Aggregate principal amount of prepayment: $____________________

IN WITNESS WHEREOF, the Borrower has caused this Prepayment Notice to be executed by its officer thereunto duly authorized, as of the date first above written.
DTE ENERGY COMPANY, as the Borrower
By:
Title:

Signature Page to
DTE Energy
Term Loan Agreement